EXHIBIT 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the use in this Registration Statement on Form S-8 of our report dated December 1, 2006 relating to the financial statements of Chang-On International Limited for the period from September 8, 2006 (Inception) through September 30, 2006 and our report dated December 1, 2006 relating to the financial statements of Harbin Hongbo Environment Protection Material Limited for the year ended December 31, 2005 and the period November 26, 2004 (Inception) to December 31, 2004.

/s/ Kempisty & Company CPAs PC

 Kempisty & Company, CPAs, P.C.

New York, NY

March 20, 2007